ATTACHMENT A

HIMCO VIT Conservative Allocation Fund

HIMCO VIT Global Core Equity Fund

HIMCO VIT International Core Equity Fund

HIMCO VIT International Value Equity Fund

HIMCO VIT Large Cap Core Fund

HIMCO VIT Large Cap Growth Fund

HIMCO VIT Large Cap Value Fund

HIMCO VIT Moderate Allocation Fund

HIMCO VIT Small & Mid Cap Core Fund

HIMCO VIT Strategic Income Bond Fund

HIMCO VIT Total Return Bond Fund

Last updated April 30, 2016